Contact	Lindsey Whitehead
TransUnion
E-mail	investor.relations@transunion.com
Telephone	312 985 2860

TransUnion Reports Second Quarter 2014 Results

CHICAGO, Aug. 7, 2014 – TransUnion Holding Company, Inc. today announced results for the three and six months ended June, 30, 2014.

Second Quarter 2014 Highlights

Total revenue for the second quarter increased 8.9% compared with the second quarter of 2013. Weakening foreign currencies accounted for a decrease in revenue of 1.6%, while acquisitions accounted for an increase in revenue of 6.5%. Key highlights include:

•	Revenue in the Interactive segment increased 11.4% compared with the second quarter of 2013, driven by an increase in the average number of subscribers and volume in our indirect channel.

•	Revenue in the USIS segment increased 10.1% compared with the second quarter of 2013, with increases in revenue in all platforms.

•	Excluding the impact of weakening foreign currencies and acquisitions, Emerging Market revenue increased by 8.2% compared with the second quarter of 2013.

•	Adjusted EBITDA(1) was $101.7 million, an increase of 7.7% compared with the second quarter of 2013, driven by broad-based revenue growth.

•
On May 20, 2014, TransUnion acquired an additional 7.5% equity interest in Credit Information Bureau (India) Limited ("CIBIL"), increasing our ownership interest to 55%, resulting in consolidation of the results of operations of CIBIL as part of our International segment.

“In the second quarter, we generated strong revenue growth across all business segments driven by healthy organic growth in our International and Interactive segments and revenue from our recent acquisitions of eScan, TLO, and CIBIL, which are performing well and exceeding expectations,” said Jim Peck, TransUnion’s president and chief executive officer. "We are very excited about our majority stake in CIBIL, India's leading credit information company. Over the past 13 years, we have established a leading analytics and decisioning business in India and now we can further build on this foundation and better position one of our fastest growing and most dynamic markets for continued success. In addition, we have begun the implementation of the first phase of our technology upgrade and are already experiencing the benefits in terms of innovation, operational efficiency and a reduction in costs.”

Second Quarter 2014 Results

The Company reported revenue of $327.5 million, an increase of 8.9% compared with the second quarter of 2013. Weakening foreign currencies accounted for a decrease in revenue of 1.6%. Acquisitions accounted for an increase in revenue of 6.5%.

Operating income was $32.4 million for the second quarter of 2014, compared with $39.5 million for the second quarter of 2013. The decrease in operating income was due primarily to an increase in depreciation and amortization associated with our recent acquisitions, an acceleration of $10.2 million of fees for a data matching service contract that we have terminated and in-sourced as part of the upgrade to our technology platform; integration costs associated with our recent acquisitions; and restructuring charges that will help drive long term earnings growth, partially offset by the increase in revenue. Excluding the fee acceleration for the data matching service contract, Adjusted Operating Income was $42.6 million for the second quarter of 2014, compared with $44.7 million for the second quarter of 2013. Adjusted Operating Income for the quarter ended June 30, 2013 included additions of $5.2 million, including a loss on the disposal of a small operating company in our International segment and a tax expense related to prior years that was recorded in our USIS segment and in Corporate.

Non-operating income was $1.8 million, compared with a non-operating expense of $47.5 million for the second quarter of 2013. Second quarter 2014 results include a net gain of $32.7 million resulting from the early redemption of the 11.375% notes and credit facility refinancing and a gain of $21.7 million resulting from re-measuring our previously held equity interest in CIBIL under the accounting guidance for acquisitions achieved in stages, along with an impairment charge of $4.5 million related to a cost-method investment that has sold its assets and is in the process of liquidating, among other items. Net income attributable to the Company was $17.9 million for the second quarter of 2014, compared with a net loss of $7.8 million for the second quarter of 2013.

Adjusted EBITDA(1) was $101.7 million, an increase of 7.7% compared with the second quarter of 2013, driven by broad-based revenue growth.

Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $206.8 million, an increase of 10.1% compared with the second quarter of 2013.

•	Online Data Services revenue was $140.1 million, an increase of 6.1% compared with the second quarter of 2013, driven by our acquisition of TLO and slight increase in online credit report volume.

•	Credit Marketing Services revenue was $32.4 million, an increase of 4.9% compared with the second quarter of 2013, due primarily to an increase in demand for custom data sets and archive information in the insurance market.

•
Decision Services revenue was $34.3 million , an increase of 37.2% compared with the second quarter of 2013, driven by revenue from our acquisition of eScan Data Systems and other increases in the healthcare market.

Operating income for USIS was $26.5 million for the second quarter of 2014, compared with $37.3 million for the second quarter of 2013. The decrease in operating income was due primarily to an acceleration of $10.2 million of fees for a data matching service contract that we have terminated and in-sourced as part of the upgrade to our technology platform; integration costs associated with our recent acquisitions; and restructuring charges that will help drive long term earnings growth, partially offset by the increase in revenue.

International

International revenue was $63.2 million, an increase of 3.1% compared with the second quarter of 2013. Excluding the impact of foreign currencies and acquisitions, revenue increased 5.9%. Weakening foreign currencies accounted for a reduction in revenue of 7.8%, while acquisitions accounted for an increase in revenue of 5.1%.

•
Developed markets revenue was $24.3 million, essentially flat when compared with the second quarter of 2013. Excluding the impact of foreign currencies, revenue increased 2.0% compared with the second quarter of 2013.

•
Emerging markets revenue was $38.8 million, an increase of 5.4% compared with the second quarter of 2013. Excluding the impact of weakening foreign currencies and acquisitions, revenue increased by 8.2% compared with the second quarter of 2013.

Operating income for International was $4.7 million for the second quarter of 2014, compared with $4.1 million for the second quarter of 2013. Operating income was up slightly due to the increase in revenue, including revenue from our acquisitions of CIBIL and ZipCode, partially offset by integration costs from the recent acquisitions and the impact of weakening foreign currencies.

Interactive

Interactive revenue was $57.5 million, an increase of 11.4% compared with the second quarter of 2013, driven by an increase in the average number of subscribers and volume in our indirect channel.

Operating income for Interactive was $20.3 million for the second quarter of 2014, compared with $15.9 million for the second quarter of 2013. Operating income increased due to the increase in revenue.

Year-to-Date 2014 Results

The Company reported revenue of $630.9 million for the first six months of 2014, an increase of 6.7% compared with the first six months of 2013. Weakening foreign currencies accounted for a reduction in revenue of 1.8%. Acquisitions accounted for an increase in revenue of 5.9%.

•	Revenue for U.S. Information Services was $400.9 million, an increase of 7.9% compared with the first six months of 2013.

•
Revenue for International was $117.4 million, essentially flat when compared with the first six months of 2013. Excluding the impact of foreign currencies and acquisitions, revenue increased 6.2%. Weakening foreign currencies accounted for a reduction in revenue of 9.2%, while acquisitions accounted for an increase in revenue of 3.3%.

•	Revenue for Interactive was $ 112.6 million, an increase of 9.6% compared with the first six months of 2013.

Operating income was $67.2 million for the first six months of 2014, compared with $83.6 million for the first six months of 2013. The decrease in operating income was due primarily to an increase in depreciation and amortization associated with our recent acquisitions, an acceleration of $10.2 million of fees for a data matching service contract that we have terminated and in-sourced as part of the upgrade to our technology platform; integration costs associated with our recent acquisitions; and restructuring charges that will help drive long term earnings growth, partially offset by the increase in revenue. Excluding the fee acceleration for the data matching service contract, Adjusted Operating Income was $77.4 million for the first six months of 2014, compared with $87.7 million for the first six months of 2013. Adjusted Operating Income for the first six months of 2013 included additions of $4.1 million of adjustments, including a loss on the disposal of a small operating company in our International segment, a gain on the disposal of a product line recorded in our USIS segment and a tax expense related to prior years that was recorded in our USIS segment and in Corporate.

Non-operating expense was $46.6 million for the first six months of 2014, compared with $97.6 million for the first six months of 2013. Year-to-date 2014 results include a net gain of $32.7 million resulting from the early redemption of the 11.375% notes and credit facility refinancing and a gain of $21.7 million resulting from re-measuring our previously held equity interest in CIBIL under the accounting guidance for acquisitions achieved in stages, along with an impairment charge of $4.5 million related to a cost-method investment that has sold its assets and is in the process of liquidating, among other items. Net income attributable to the Company was $3.2 million for the first six months of 2014, compared with a net loss attributable to the Company of $14.2 million for the first six months of 2013.

Adjusted EBITDA(1) was $192.4 million, an increase of 3.1% compared with the first six months of 2013, driven by broad-based revenue growth.

Selected Liquidity Data

Cash and cash equivalents was $93.2 million at June 30, 2014, and $111.2 million at December 31, 2013. Year-to-date cash provided by operating activities was $45.6 million. Year-to-date capital expenditures were $74.3 million compared with $30.2 million in the first six months of 2013, due primarily to the upgrade of our technology platform and improvements to our corporate headquarters. Other cash used for investing activities included $54.8 million for acquisitions and purchases of noncontrolling interests, principally increasing our stake in CIBIL. Net cash provided by financing activities was $57.8 million due to an increase in net borrowings, partially offset by fees associated with the early redemption of the 11.375% notes and credit facility refinancing. The effect of exchange rate changes on cash was a $0.4 million decrease.

Earnings Conference Call

In conjunction with this release, TransUnion will host a conference call today, Aug. 7, 2014, at 8:00 a.m. (CT) via a teleconference to discuss the business trends supporting second quarter 2014 results. The discussion will be available via replay on the Investor Relations page at TransUnion.com shortly after the teleconference. This earnings release is also available on that website. The teleconference dial-in information is:

Domestic dial-in: 877-474-9506
International dial-in: 857-244-7559
Teleconference code: 80504597

About TransUnion

As a global leader in information and risk management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering high quality data, and integrating advanced analytics and enhanced decision-making capabilities. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 33 countries around the world.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause TransUnion’s actual results to differ materially from those described in the forward-looking statements can be found in TransUnion Holding’s and TransUnion Corp.’s combined Annual Report on Form 10-K for the year ended December 31, 2013 and TransUnion Holding's Form 10-Q for the quarter ended June 30, 2014. which have been filed with the Securities and Exchange Commission and are available on TransUnion's website (http://www.transunion.com/corporate/about-transunion/investor-relations.page) and on the Securities and Exchange Commission's website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.

1 See reconciliation of Adjusted Operating Income & Adjusted EBITDA to their most directly comparable GAAP measures, operating income and net income attributable to the Company, respectively.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	June 30, 2014	December 31, 2013
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$93.2	$111.2
Trade accounts receivable, net of allowance of $1.1 and $0.7	193.0	165.0
Other current assets	71.7	73.5
Total current assets	357.9	349.7
Property, plant and equipment, net of accumulated depreciation and amortization of $93.8 and $70.2	165.4	150.4
Marketable securities	13.9	9.9
Goodwill	2,012.6	1,909.7
Other intangibles, net of accumulated amortization of $308.5 and $227.5	1,974.2	1,934.0
Other assets	109.7	138.6
Total assets	$4,633.7	$4,492.3
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$107.0	$100.3
Short-term debt and current portion of long-term debt	29.0	13.8
Other current liabilities	121.4	133.5
Total current liabilities	257.4	247.6
Long-term debt	2,874.5	2,853.1
Deferred taxes	661.5	636.9
Other liabilities	23.2	22.6
Total liabilities	3,816.6	3,760.2
Redeemable noncontrolling interests	17.8	17.6
Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at June 30, 2014 and December 31, 2013, 110.9 million and 110.7 shares issued at June 30, 2014 and December 31, 2013, respectively, and 110.4 million shares and 110.2 million shares outstanding as of June 30, 2014 and December 31, 2013, respectively	1.1	1.1
Additional paid-in capital	1,126.2	1,121.8
Treasury stock at cost; 0.5 million shares at June 30, 2014 and December 31, 2013, respectively	(4.2)	(4.1)
Accumulated deficit	(414.5)	(417.7)
Accumulated other comprehensive loss	(78.9)	(73.2)
Total TransUnion Holding Company, Inc. stockholders’ equity	629.7	627.9
Noncontrolling interests	169.6	86.6
Total stockholders’ equity	799.3	714.5
Total liabilities and stockholders’ equity	$4,633.7	$4,492.3

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$327.5	$300.8	$630.9	$591.3
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	132.4	121.3	253.3	239.0
Selling, general and administrative	107.4	94.8	203.6	178.2
Depreciation and amortization	55.3	45.2	106.8	90.5
Total operating expenses	295.1	261.3	563.7	507.7
Operating income	32.4	39.5	67.2	83.6
Non-operating income and expense
Interest expense	(50.0)	(49.2)	(100.8)	(99.0)
Interest income	0.7	0.2	1.2	0.5
Earnings from equity method investments	3.1	4.2	6.7	7.3
Other income and (expense), net	48.0	(2.7)	46.3	(6.4)
Total non-operating income and expense	1.8	(47.5)	(46.6)	(97.6)
Income (loss) before income taxes	34.2	(8.0)	20.6	(14.0)
(Provision) benefit for income taxes	(14.3)	1.9	(14.2)	2.7
Net income (loss)	19.9	(6.1)	6.4	(11.3)
Less: net income attributable to the noncontrolling interests	(2.0)	(1.7)	(3.2)	(2.9)
Net income (loss) attributable to TransUnion Holding Company, Inc.	$17.9	$(7.8)	$3.2	$(14.2)

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$6.4	$(11.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	106.8	90.5
Net gain on 2014 Refinancing Transaction	(32.7)	—
Gain on fair value adjustment of equity method investment	(21.7)	—
Impairment of cost method investment	4.5	—
Loss on fair value of interest rate swaps	0.7	—
Amortization of deferred financing fees	3.5	5.2
Stock-based compensation	4.2	3.5
Provision for losses on trade accounts receivable	0.9	0.4
Equity in net income of affiliates, net of dividends	0.5	—
Deferred taxes	6.5	(10.1)
Amortization of senior notes purchase accounting fair value adjustment and note discount	(6.2)	(8.4)
Gain on sale of other assets	—	(1.3)
Other	0.5	(0.1)
Changes in assets and liabilities:
Trade accounts receivable	(24.4)	(12.2)
Other current and long-term assets	0.7	1.1
Trade accounts payable	12.0	9.2
Other current and long-term liabilities	(16.6)	(19.2)
Cash provided by operating activities	45.6	47.3
Cash flows from investing activities:
Capital expenditures	(74.3)	(30.2)
Proceeds from sale of trading securities	1.1	2.2
Investments in trading securities	(1.8)	(1.4)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(54.8)	(28.9)
Proceeds from sale of other assets	—	4.2
Acquisition-related deposits	8.8	(0.3)
Cash used in investing activities	(121.0)	(54.4)
Cash flows from financing activities:
Proceeds from senior secured term loan	1,895.3	923.4
Extinguishment of senior secured term loan	(1,120.5)	(923.4)
Extinguishment of 11.375% senior unsecured notes	(645.0)	—
Proceeds from revolving line of credit	28.5	—
Repayment of revolving line of credit	(28.5)	—
Repayments of debt	(10.4)	(5.8)
Proceeds from issuance of common stock	1.7	0.3
Debt financing fees including prepayment premium on early termination of 11.375% notes	(61.9)	(3.7)
Treasury stock purchases	(0.1)	(2.0)
Distributions to noncontrolling interests	(1.4)	(1.1)
Other	0.1	0.1
Cash provided by (used in) financing activities	57.8	(12.2)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(4.8)
Net change in cash and cash equivalents	(18.0)	(24.1)
Cash and cash equivalents, beginning of period	111.2	154.3
Cash and cash equivalents, end of period	$93.2	$130.2

TRANSUNION HOLDING COMPANY INC. AND SUBSIDIARIES
Segment Information
Unaudited

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
U.S. Information Services:
Online Data Services	$140.1	$132.0	$8.1	6.1%	$271.1	$259.1	$12.0	4.6%
Credit Marketing Services	32.4	30.9	1.5	4.9%	63.3	62.7	0.6	1.0%
Decision Services	34.3	25.0	9.3	37.2%	66.5	49.8	16.7	33.5%
Total U.S. Information Services	206.8	187.9	18.9	10.1%	400.9	371.6	29.3	7.9%

International:
Developed markets	24.3	24.5	(0.2)	(0.8)%	46.1	46.5	(0.4)	(0.9)%
Emerging markets	38.8	36.8	2.0	5.4%	71.3	70.5	0.8	1.1%
Total International	63.2	61.3	1.9	3.1%	117.4	117.0	0.4	0.3%

Interactive	57.5	51.6	5.9	11.4%	112.6	102.7	9.9	9.6%
Total revenue	$327.5	$300.8	$26.7	8.9%	$630.9	$591.3	$39.6	6.7%

Operating Income(1)
U.S. Information Services	$26.5	$37.3	$(10.8)	(29.0)%	$58.7	$80.3	$(21.6)	(26.9)%
International	4.7	4.1	0.6	14.6%	7.0	6.5	0.5	7.7%
Interactive	20.3	15.9	4.4	27.7%	39.4	31.3	8.1	25.9%
Corporate	(19.1)	(17.8)	(1.3)	7.3%	(37.9)	(34.5)	(3.4)	9.9%
Total operating income	$32.4	$39.5	$(7.1)	(18.0)%	$67.2	$83.6	$(16.4)	(19.6)%

Operating Margin
U.S. Information Services	12.8%	19.9%		(7.0)%	14.6%	21.6%		(7.0)%
International	7.4%	6.7%		0.7%	6.0%	5.6%		0.4%
Interactive	35.3%	30.8%		4.5%	35.0%	30.5%		4.5%
Total operating margin	9.9%	13.1%		(3.2)%	10.7%	14.1%		(3.5)%

Adjusted Operating Income(2)
U.S. Information Services	$36.7	$39.9	$(3.2)	(8.0)%	$68.9	$81.9	$(13.0)	(15.9)%
International	4.7	6.4	(1.7)	(26.6)%	7.0	8.8	(1.8)	(20.5)%
Interactive	20.3	15.9	4.4	27.7%	39.4	31.3	8.1	25.9%
Corporate	(19.1)	(17.5)	(1.6)	(9.1)%	(37.9)	(34.3)	(3.6)	(10.5)%
Total Adjusted Operating Income	$42.6	$44.7	$(2.1)	(4.7)%	$77.4	$87.7	$(10.3)	(11.7)%

Adjusted Operating Margin
U.S. Information Services	17.7%	21.2%		(3.5)%	17.2%	22.0%		(4.8)%
International	7.4%	10.4%		(3.0)%	6.0%	7.5%		(1.5)%
Interactive	35.3%	30.8%		4.5%	35.0%	30.5%		4.5%
Total adjusted operating margin	13.0%	14.9%		(1.9)%	12.3%	14.8%		(2.5)%

(1)
For the three and six months ended June 30, 2014, operating income included $10.2 million of accelerated fees for a data matching service contract that we have terminated and in-sourced that was recorded in our USIS segment. For the three months ended June 30, 2013, operating income included a $2.3 million loss on the disposal of a small operating company recorded in our International segment and a $2.9 million adjustment for tax expense related to prior years that was recorded in each segment and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million. For the six months ended June 30, 2013, operating income also included a $1.1 million gain on the disposal of a product line recorded in our USIS segment.

(2)
See footnote 2 to the "Key Performance Measures" table for a discussion about Adjusted Operating Income, why we use it, its limitations, and the reconciliation to its most directly comparable GAAP measure, operating income.

TRANSUNION HOLDING COMPANY INC. AND SUBSIDIARIES
Key Financial Performance Measures and Reconciliation of Non GAAP Measures
Unaudited

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
Revenue	$327.5	$300.8	$26.7	8.9%	$630.9	$591.3	$39.6	6.7%
Reconciliation of operating income to Adjusted Operating Income:
Operating income	$32.4	$39.5	$(7.1)	(18.0)%	$67.2	$83.6	$(16.4)	(19.6)%
Adjustments(1)	10.2	5.2	5.0	96.2%	10.2	4.1	6.1	148.8%
Adjusted Operating Income(2)	$42.6	$44.7	$(2.1)	(4.7)%	$77.4	$87.7	$(10.3)	(11.7)%
Reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA:
Net income (loss) attributable to the Company	$17.9	$(7.8)	$25.7	329.5%	$3.2	$(14.2)	$17.4	122.5%
Net interest expense	49.3	49.0	0.3	0.6%	99.6	98.5	1.1	1.1%
Income tax (benefit) provision	14.3	(1.9)	16.2	nm	14.2	(2.7)	16.9	nm
Depreciation and amortization	55.3	45.2	10.1	22.3%	106.8	90.5	16.3	18.0%
Stock-based compensation	2.2	1.7	0.5	29.4%	4.2	3.5	0.7	20.0%
Other (income) and expense(3)	(47.5)	3.0	(50.5)	nm	(45.8)	6.9	(52.7)	nm
Adjustments(1)	10.2	5.2	5.0	96.2%	10.2	4.1	6.1	148.8%
Adjusted EBITDA(2)	$101.7	$94.4	$7.3	7.7%	$192.4	$186.6	$5.8	3.1%
Other metrics:
Cash provided by operating activities	$51.7	$33.8	$17.9	53.0%	$45.6	$47.3	$(1.7)	(3.6)%
Capital expenditures	$35.5	$13.8	$21.7	157.2%	$74.3	$30.2	$44.1	146.0%
nm: not meaningful

(1)
For the three and six months ended June 30, 2014, adjustments consisted of $10.2 million of accelerated fees for a data matching service contract that we have terminated and in-sourced in our USIS segment as part of the upgrade to our technology platform. For the three months ended June 30, 2013, adjustments consisted of a $2.3 million loss on the disposal of a small operating company recorded in our International segment, and a $2.9 million adjustment for tax expense related to prior years that was recorded in each segment and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million. For the six months ended June 30, 2013, adjustments also included a $1.1 million gain on the disposal of a product line recorded in our USIS segment.

(2)
Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Adjusted Operating Income does not reflect certain other income and expense. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation and certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.

(3)	Other income and expense above includes all amounts included in our consolidated statement of income in other income and expense, net, except for dividends received from cost method investments. For the three months ended June 30, 2014, other income and expense included a net gain of $45.4 million resulting from the early redemption of the 11.375% notes, $12.7 million of refinancing fees and other costs expensed as a result of refinancing our senior secured credit facility, a gain of $21.7 million resulting from remeasuring our previously held equity interest in CIBIL to fair value under the accounting guidance for acquisitions achieved in stages (ASC 805-10-25-10), an impairment charge of $4.5 million related to a cost-method investment that has sold its assets and is in the process of liquidating, $0.7 million of acquisition-related expenses and a net $1.7 million of other expense. For the three months ended June 30, 2013, other income and expense included $4.0 million of acquisition-related expenses and a net $0.9 million of other income. For the six months ended June 30, 2014, other income and expense included the net gain of $45.4 million resulting from the early redemption of the 11.375% notes, $12.7 million of refinancing fees and other costs expensed as a result of refinancing our senior secured credit facility, the gain of $21.7 million on our previously held equity interest in CIBIL, an impairment charge of $4.5 million related to a cost-method investment that has sold its assets and is in the process of liquidating, $1.3 million of acquisition-related expenses, and a net $2.8 million of other expenses. For the six months ended June 30, 2013, other income and expense included $5.6 million of acquisition-related expenses and a net $1.3 million of other expenses.